Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Rare Element Resources Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares (without par value)	Rules 457(c) and 457(h)	17,236,689	$0.8268	$14,251,294.47	$92.70 per $1,000,000	$1,321.09
Total Offering Amounts							$1,321.09
Total Fee Offsets
Net Fee Due							$1,321.09

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares of Rare Element Resources Ltd. (the “Company”) that become issuable under the Rare Element Resources Ltd. 2022 Equity Incentive Plan by reason of any stock split, stock dividend, or similar transaction effected that results in an increase in the number of outstanding common shares of the Company.

(2)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the bid ($0.8115) and asked ($0.8421) prices of the common shares of the Company reported on the OTCQB Venture Marketplace on August 22, 2022.